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                                 EXHIBIT 23.2
                                 ------------

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference of our report, dated April 27, 2000, except for the fourth paragraph of Note 15 as to which the date is April 20, 2001, in the Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan, the Long-Term Equity Incentive Plan and the Equity Incentive Plan for Non-Employee Directors of Peabody Energy Corporation, formerly P&L Coal Corporation, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in its Annual Report on Form 10-K/A for the year ended March 31, 2000 filed with the Securities and Exchange Commission.



                                        ERNST & YOUNG LLP

                                        /s/ Ernst & Young LLP


St. Louis, Missouri
May 17, 2001